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Exhibit 10.22

PROMISSORY NOTE

US$5,814,742.00	Seattle, Washington , 2001

    FOR VALUE RECEIVED AND ACKNOWLEDGED, the undersigned, PORT LUDLOW ASSOCIATES LLC, a Washington limited liability company ("Maker"), hereby promises to pay collectively to POPE RESOURCES, a Delaware limited partnership ("Holder"), or order, the principal sum of FIVE MILLION EIGHT HUNDRED FOURTEEN THOUSAND SEVEN HUNDRED FORTY-TWO DOLLARS (US$5,814,742.00), with interest on the unpaid principal balance at an annual rate of ten percent (10%) compounded annually. Payments under this Note shall be made pursuant to the terms of that certain Subordination and Release Agreement of even date herewith (the "Subordination and Release Agreement") upon the transfer and conveyance of residential lots, as further described therein. All principal and accrued interest not previously paid pursuant to the Subordination and Release Agreement shall be due and payable on the third (3rd) anniversary of the date of this Note.

1.
The unpaid balance of principal and interest under this Note may be prepaid in full or in part by Maker without penalty at any time. All payments shall be applied first to accrued interest and thereafter to principal.

2.
This Note is secured by a Deed of Trust of even date herewith, to Jefferson Title Company, as Trustee (the "Deed of Trust"), on the residential lots in the unincorporated master planned resort area commonly known as Port Ludlow, Jefferson County, Washington, as more particularly described in the Deed of Trust.

3.
Principal and interest shall be payable at the offices of Pope Resources at 19245 Tenth Avenue N.E. Poulsbo, Washington 98370, or at such other place as the Holder or holders of this Note may designate from time to time in writing.

4.
The occurrence of any of the following events shall, at the election of the Holder or holders of this Note, make the entire unpaid balance of the principal amount of this Note immediately due and payable without notice of default, notice or demand for payment, protest or notice of non-payment or dishonor, or any other notices or demands of any kind or character (except for any notices expressly required under the Deed of Trust or under the Subordination and Release Agreement):

(a)
Any failure by Maker to make any payment on or before the date payment is due or to perform or observe any other obligation under this Note, if such failure continues for a period of five (5) days after written notice.

(b)
Any failure on the part of Maker to perform or observe any of the obligations under the Deed of Trust, if (i) in the event of a failure to perform or observe any obligation requiring only the payment of money by Maker to the beneficiary under the Deed of Trust, such failure continues for a period of ten (10) days after written notice from the beneficiary, or (ii) in the event of a failure to perform or observe any other obligation under the Deed of Trust, such failure continues for a period of thirty (30) days after written notice to Maker from the beneficiary under the Deed of Trust, or for such longer period as may be reasonably required to cure such failure (provided that Maker promptly commences such cure upon receipt of notice from the beneficiary and diligently prosecutes such cure to completion).

(c)
Any failure on the part of Maker to perform or observe any of the obligations under the Subordination and Release Agreement, subject to any cure period provided for in the Subordination and Release Agreement.

5.
Failure of the Holder or holders of this Note to exercise the acceleration option set forth in Paragraph 4 above upon the occurrence of any event enumerated in Paragraph 4 shall not constitute waiver of the right to exercise such option on the subsequent occurrence of any of the events enumerated in such provision.

6.
Principal and interest shall be payable in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. Maker waives presentment, demand for payment, notice of non-payment, protest, notice of protest, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note (except for any notices expressly required under the Deed of Trust or under the Subordination and Release Agreement). Maker consents to any and all assignments of this Note, extensions of time, renewals, and waivers that may be made or granted by the Holder or holders of this Note.

7.
If action be instituted in connection with this Note (including, without limitation, any proceedings for collection hereof in any bankruptcy matter or case), Maker promises to pay the Holder or holders of this Note all reasonable fees and costs in connection with such action, including, without limitation, reasonable attorneys' fees incurred in good faith.

8.
Any and all notices or other communications required or permitted to be given under this Note shall be given in writing and sent by certified U.S. mail or by personal delivery, overnight delivery or telecopier. Any such notice or other communication shall be deemed to have been given (i) if sent by U.S. mail or overnight delivery, on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, or (ii) if personally delivered or delivered by telecopier, upon receipt. Any notice or other communication to be given to Maker shall be addressed to Port Ludlow Associates LLC, c/o HCV Pacific Partners LLC, 625 Market Street, Suite 600, San Francisco, California 94105, Attention: Randall J. Verrue, facsimile number (415) 882-0901, or any other address in California as Maker may designate from time to time in writing.

9.
If any term or provision of this Note, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Note, or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each term or provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

10.
This Note shall inure to the benefit of Holder's successors and assigns.

MAKER:
PORT LUDLOW ASSOCIATES LLC, a Washington limited liability company
By: West Coast Northwest Pacific Partners LLC, its manager
By:	/s/ RANDALL J. VERRUE
Randall J. Verrue, President

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  Exhibit 10.22
PROMISSORY NOTE